Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

MINUTES OF THE 136th MEETING OF THE BOARD OF DIRECTORS HELD

ON AUGUST 12, 2016

I. DATE, TIME AND PLACE OF THE MEETING: On August 12, 2016 at 5:00 p.m. at Praia de Botafogo No. 300, 11th floor, room 1101, Botafogo—Rio de Janeiro.

II. CALL: Waived in light of the presence of all members, pursuant to paragraph 2 of Article 29 of the Company’s Bylaws.

III. QUORUM AND PRESENCE: All members of the Board were present, signing below, with the meeting occurring via teleconference.

IV. PRESIDING: Chairman: Mr. José Mauro M. Carneiro da Cunha; Secretary: Mr. José Augusto da Gama Figueira.

V. AGENDA: (1) Change in the membership of the Company’s Board of Directors.

VI. DELIBERATIONS: With respect to the sole item on the Agenda, the members welcomed the recommendation of the People, Nomination and Compensation Committee, under the sole paragraph of Article 31 of the Company’s Bylaws and Article 150 of the Brazilian Corporation Law, and unanimously decided to nominate the following as effective members to fill the vacant positions on the Company’s Board of Directors, for the remainder of their respective terms until the 2018 Ordinary General Shareholders’ Meeting: (i) Mr. Ricardo Reisen de Pinho, Brazilian, married, engineer, bearer of identity card No. 04696183-5 issued by IFP/RJ and registered with the individual taxpayers’ registry (CPF/MF) under No. 855.027.907-20, resident and domiciled at Av. Prof. Frederico Herman Jr., 199—apt 121 A, City and State of Sao Paulo, Brasil, CEP 05459-010; and (ii) Mr. Marcos Duarte Santos, Brazilian, married, engineer, bearer of identity card No. 08383583-5 issued by IFP/RJ and registered with the individual taxpayers’ registry (CPF/MF) under No. 014.066.837-36, resident and domiciled at Av. Lucio Costa, 3600 block 1, apt. 2201, Barra da Tijuca, City and State of Rio de Janeiro, Brasil, CEP 226030-010, with the alternate member positions remaining vacant. The nominated directors hereby declared that they are not involved in any of the crimes provided for by law that would prevent them from holding the positions for which they were nominated, and made the declaration referred to in paragraph 4 of Article 147 of Law No. 6,404/76. It was recorded that the members now nominated to the Board of Directors are characterized as independent directors under the Novo Mercado Listing Regulation adopted by the Company’s Bylaws.

Oi S.A. – In Judicial Reorganization

Minutes of the 136th Meeting of the Board of Directors

Held on August 12, 2016

VII. CLOSING: There being no further business to discuss, the Chairman adjourned the Meeting, from which the minutes were drafted, read and approved and will be signed by all present members of the Board of Directors and the meeting’s presiding officers. Signatures: José Mauro M. Carneiro da Cunha – Chairman; Ricardo Malavazi Martins; Thomas Reichenheim; Rafael Luís Mora Funes; André Cardoso de M. Navarro; Pedro Z. Gubert Morais Leitão; João Manuel Pisco de Castro; Luís Maria Viana Palha da Silva; Marcos Grodetzky.

Conforms to the original recorded in the Company’s own books.

Rio de Janeiro, August 12, 2016.

José Augusto da Gama Figueira

Secretary

Oi S.A. – In Judicial Reorganization

Minutes of the 136th Meeting of the Board of Directors

Held on August 12, 2016